Exhibit 99.2

QUIDEL 1Q03 CONFERENCE CALL SCRIPT

April 29, 2003

5:00 p.m. ET/2:00 p.m. PT

Safe Harbor Statement

This conference call contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), product liability, intellectual property, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the Securities and Exchange Commission from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this conference call.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

Wayne Kay

My thanks to everyone participating in today’s call.

Today, we reported solid first quarter financial results, and a sharp increase to cash and cash equivalents.  I also am pleased to report on significant corporate developments that we believe will have a strongly positive impact on Quidel’s profitability in 2003 and beyond.

As announced today, we are streamlining our operations in the U.S. effective immediately, and are transitioning our activities in Germany and Italy to independent distributors effective September 1, 2003.  These activities are designed to further improve our company’s financial performance while protecting key technology, product development and commercial programs.  Importantly, we are taking these actions from a position of financial, technological and operational strength.

But before I discuss our restructuring in greater detail, let me provide you with a report on progress made during the quarter in key product lines, developmental areas and geographies.  After my report, I will turn the call over to Paul to provide details on our quarterly financial results, and then we will take your questions.

Core Products

This was a strong sales quarter with respect to core products relating to upper respiratory diseases.  In spite of the fact that influenza has been mild in the U.S. for the third straight year, sales of our influenza test grew nicely quarter over quarter.  While in past years, we saw an abrupt end to the flu season in the mid-April timeframe, this year influenza diagnostic sales are continuing into late April, albeit at a diminished rate.

Influenza testing aids the healthcare professional in distinguishing the symptoms of flu from those of other respiratory illnesses that mimic flu-like symptoms.  Given the recent anxiety about acute respiratory illness, some patients may actually take solace in knowing they have the flu.

Our preliminary estimates are that our market share for flu tests in the U.S. rose to 49% this season and rising, up from 42% last flu season, and the U.S. flu-test sales increased by 67% from last season.  For the first time, our share position exceeded Becton Dickinson’s, whose market share fell to 45% in the most recently reported quarter, according to HPIS data.  We estimate Quidel’s market share of the influenza testing market in Japan, the world’s second largest flu market, grew to approximately 35% for the 2002-2003 flu season, up from 24% the prior season, and that sales of the RapidVue® Influenza Test in Japan increased approximately three-fold year over year.  We anticipate the Japanese flu market will exhibit a market growth rate of greater than 50% in the coming year, and we are hopeful of representing a leading market position.

Led by the strong performance of the RapidVue® Influenza test in Japan, international revenues as a percentage of total first quarter revenue grew to 44%, up from 26% during the first quarter of 2002.  This not only is the highest percentage of international revenue achieved in Quidel’s history, but it also positions us to achieve our stated goal of achieving a sustainable revenue mix of 40% international sales by 2005.

Also in Japan during the first quarter, we introduced our QuickVue® Dipstick Strep A product with our Japanese distributor Sumitomo Biomedical, who also distributes our Flu test.  With the backing of such a strong distribution partner, we anticipate achieving market share for Strep A in Japan of 20-25% over the next two years.

We continued to enjoy market leading positions in professional hCG and Strep A testing, with 54% and 49% respectively; some 2.5 times larger than our nearest competitor for pregnancy testing, and approximately 3 times larger than the number two competitor for Strep A testing in the U.S., in the latest recorded quarter.

VMI discussion

Our progress in transitioning to a continuous replenishment supply chain utilizing a vendor-managed inventory system remains on schedule.

As we have discussed previously, the implementation of our continuous replenishment system not only will improve the reliability of sales forecasts, but equally as important, it will smooth related production requirements, thereby increasing our overall operational efficiencies and contributing to improved margins.

Our first goal was to have an initial version of this system in place with a key distributor by the end of the first quarter of 2003, and effective April 9th we have gone live with this new system in Cardinal Health’s regional distribution facility in Ontario, California.  Cardinal Health is our largest distribution partner, and the Ontario facility is one of their largest centers.

Our plan remains to rollout this system to all Cardinal distribution centers during the year, with the next facility to come online in about 60 days.

The implementation with Cardinal will set the example for similar VMI initiatives we are pursuing with our next four largest distributors.  Our goal is to have similar initiatives in place in facilities with all our major distributors.

Restructuring discussion

Let me turn now to our restructuring.

As announced today, we have implemented a company-wide restructuring that refines our operations and realizes the benefits of cost-saving programs that have been underway for some time.  Under this restructuring, 77 positions, or about 22% of our global workforce, will be eliminated.

Leading up to the restructuring, we have accomplished a great deal toward setting the stage for compelling financial performance.  During the last two quarters we have refined our executive management structure, successfully implemented a pilot scale demand tracking inventory system with a key distribution partner, and we made solid progress in the ongoing transition to our proprietary ‘layered thin film’ technology.

As you can see, this restructuring was an important next step in our commitment to utilizing our managerial, financial, technological and operational assets efficiently.  The end result of this restructuring is the significant strengthening of our bottom-line financial performance in 2003 and beyond.  On an annualized basis, this action is expected to reduce operating costs by approximately $5.3 million, and for the remainder of 2003, we expect to realize cost savings of approximately $3.0 million.  The restructuring establishes Quidel’s commitment to bottom-line financial performance and the ability to take the steps necessary to create shareholder value while building an industry leader.

We have initiated this restructuring from a position of strength, and today’s actions will not compromise any of our growth initiatives.  Specifically, our U.S. sales force, marketing and R&D related to core technologies and LTF product development remain wholly intact.  Let me run through where we are realizing cost savings and achieving efficiencies in more detail:

Commencing September 1, 2003, we will close our direct sales operations in Germany and Italy, and will make the transition to independent distributorships in both countries.  The benefits of adopting a distributor model in these countries include reduced operating costs and greater incentive for sales growth in key geographies. In Europe, Quidel continues to have a strong sales presence in geographies that continue to deliver compelling rationale.

With respect to our operations in the U.S., research and development staff will be reduced in areas where targeted projects related to our lateral flow and web manufacturing technologies have been completed. While we continue our strong focus on cost controls, we are diligent in aligning our spending on R&D activities as well as marketing initiatives related to our LTF platform in order to maximize the potential of these areas.  LTF represents a significant growth catalyst for Quidel, and will help to create a robust economic model for the Company that will drive shareholder value.

The transfer of Strep A and hCG to our proprietary layered thin film technology platform continues to make good progress.  The transition to LTF is expected to contribute to sharply higher gross margins compared with our traditional lateral-flow manufacturing process.  And, with 22 issued LTF technology patents, additional patents pending and new patentable discoveries being generated, Quidel continues to strengthen what is already a very strong intellectual property position for the LTF technology.

The next product to transition to LTF is the Strep A Rub ‘n Read test.  Our goal remains to initiate clinical trials in the U.S. this Fall, and the research and manufacturing teams are already validating the processes for large-scale manufacturing in anticipation of these clinical trials.  Also, in 2004, we expect our pregnancy test to be available on the LTF platform.

In addition, other process improvements have been made as a result of a successful transition to our web-enabled manufacturing process.  Efficiencies gained in transitioning products to our new web-technology have allowed us to rationalize manufacturing headcount while continuing to grow unit volumes.

Another area in which we realized substantial savings is in the company-wide implementation of key process software and database refinements in the areas of supply chain management.  Already we are benefiting in such areas as improved reliability of sales forecasts and a refinement of production requirements, which, of course, deliver operational efficiencies that contribute to improved margins.

From a financial perspective, we expect the restructuring to positively impact earnings for 2003 by approximately $0.02 per fully diluted share on a pre-tax basis, net of expenses.  Moreover, our 2004 financial guidance, which we introduced today, represents very significant growth in EPS compared with 2003 guidance.

Paul will provide additional information on the impact of the restructuring in his financial discussion, as well as reviewing our guidance on a go-forward basis.

Paul

Paul Landers

Thanks, Wayne.

As you see from today’s news releases, we have implemented a restructuring initiative that is projected to reduce operating costs by approximately $5.3 million on an annualized basis, and approximately $3.0 million in the remainder of 2003.

We expect to record a non-recurring $2.3 million restructuring charge in the second and third quarters of 2003.  Importantly, these charges will be more than offset by the approximate $3.0 million in expected cost savings in 2003.  The favorable benefit in 2003 to fully diluted pre-tax earnings, net of one-time restructuring costs, will be approximately $700,000, or $0.02 per share.

As a result of the restructuring, we are raising guidance for 2003 and introducing 2004 financial guidance that we expect will represent an approximate 140% growth in EPS over today’s upwardly revised 2003 guidance.

Before I expand on the subject of financial guidance and the benefit that the restructuring has on this guidance, let me review our first quarter operating results:

On a pre-tax basis, earnings for the first quarter of 2003 were $2.8 million, or $0.10 per share on a fully diluted basis.

On a net basis, earnings were $1.7 million, or $0.06 per share on a fully diluted basis, for the first quarter of 2003, compared with $1.5 million, or $0.05 per share on a fully diluted basis, for the first quarter of 2002.

I’m pleased to report that these results exceed consensus estimates by $0.01 per share, for both pre-tax and net EPS.

Total revenues for the quarter were $24.4 million, up 15% from total revenues of $21.2 million for the comparable quarter of 2002.  Total revenues also exceed consensus expectations.

Our core products of pregnancy and Strep A coupled with our Influenza product together accounted for $18.8 million, or 79% of net product sales.  These same products represented $15.3 million, or 74% of net product sales in the comparable quarter of 2002.

As Wayne noted, we made great headway in achieving targets for expanding international revenues as a percentage of total revenues.  International sales grew to 44% of total sales this quarter.  Last year at this time, international revenues as a percentage of total revenues was just 26%. This progress is primarily attributable to the success of our influenza and Strep A product lines overseas.

We are pleased with this quarter’s gross margin improvement.  Gross margin on net sales improved 300 basis points to 54% in the quarter, as compared with 51% in the first quarter of 2002.  This is primarily attributable to growing unit volumes, product mix and efficiencies we have gained in production.

Operating expenses for the first quarter of 2003 totaled $10.3 million, up $1.9 million or approximately 22% from last year.  The increase was driven primarily by expanded research and development activities associated with our investment in LTF technology and its related projects.  We also saw non-recurring professional fees related to the re-audit of our 2001 financial results.

Turning to certain balance sheet items, cash and cash equivalents at March 31, 2003 were $13.4 million, up approximately $10.5 million from December 31, 2002.  Working capital increased 17% to $28.0 million at March 31, 2003 from $24.0 million at December 31, 2002.

During the first quarter, inventory turns improved 17% to 4.8 turns.  Accounts receivable days sales outstanding improved 13% to 59 days.   In addition, the quality of accounts receivable, as measured by the percentage of receivables greater than 60 days, remained low.  This meaningful strengthening of our balance sheet is the result of our keen focus on achieving operational efficiencies.  We remain confident that this focus will continue to deliver improving balance sheet metrics going forward.

Let me conclude with providing details on the upward revision of our 2003 financial guidance and the introduction of 2004 financial guidance.

For 2003, we expect to report total revenues of approximately $87 million, representing an approximate 17% increase compared with 2002 total revenues of $74.6 million and consistent with our prior 2003 revenue guidance.

Continuing the solid progress in improving gross margin this quarter, we project gross margins for 2003 will increase to approximately 54% from 49% in 2002. This gross margin expansion is expected to reflect cost savings associated with the restructuring as well as gains from improved supply chain efficiencies; a more favorable product mix; domestic price increases; and the outsourcing of packaging operations.

Pre-tax EPS on a fully diluted basis for 2003 is projected to approximate $0.28, up from our previous guidance of $0.26 per share.  Net EPS on a fully diluted basis is revised upward to $0.16 from $0.15 previously.

For 2004, we are projecting revenues to approximate $100 million, which would represent a more than 15% year-over-year growth rate.  This revenue growth will come in the areas of growing influenza and urinalysis product sales, as well as increased sales of our infectious vaginitis product line, among other factors.  Pre-tax EPS fully diluted for 2004 is projected to reach $0.65 to $0.70; and 2004 net EPS fully diluted is expected in the range of $0.38 to $0.41, reflecting a nearly three-fold increase in earnings per share year over year.

Importantly, looking beyond 2004 to 2005, we expect our LTF technology to permeate Quidel’s product lines and the full benefit of this proprietary technology to really take hold.  This, in combination with the close attention to tightly managing all aspects of the Company’s operations, leads us to anticipate even more rapid growth rates in 2005 and beyond.

Wayne Kay

Thank you for joining us this afternoon, and for your continued support.

As we progress toward our goal of achieving market leadership and delivering a compelling return on investment for our shareholders, we will continue to focus resources on the markets, technologies, pipeline products and commercial products we believe offer the greatest opportunity for success.

Good day.